Exhibit 1.02
Conflict Minerals Report of Under Armour, Inc.
Overview
This is the Conflict Minerals Report for Under Armour, Inc. (“Under Armour,” the “Company” or “we”, “us” or “our”) for calendar year 2013 in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 1502”) and Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), that requires Under Armour to perform certain procedures and disclose information about the use and origin of conflict minerals if these minerals are deemed to be necessary to the functionality or production of a product manufactured, or contracted to be manufactured. The minerals covered by these rules are commonly referred to as “conflict minerals” and include tin, tantalum, tungsten and gold (collectively “3TG”).
Our principal business activities are the development, marketing and distribution of branded performance apparel, footwear and accessories for men, women and youth. The brand’s moisture-wicking fabrications are engineered in many designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. Our products are sold worldwide and are worn by athletes at all levels, from youth to professional, on playing fields around the globe, as well as by consumers with active lifestyles. Our product offerings consist of apparel, footwear and accessories for men, women and youth.

Apparel

Our apparel is offered in a variety of styles and fits intended to enhance comfort and mobility, regulate body temperature and improve performance regardless of weather conditions. Our apparel is engineered to replace traditional non-performance fabrics in the world of athletics and fitness with performance alternatives designed and merchandised along gearlines.

Footwear

Our footwear offerings include football, baseball, lacrosse, softball and soccer cleats, slides, performance training footwear, running footwear, basketball footwear and hunting boots. Our footwear is light, breathable and built with performance attributes for athletes.

Accessories

Accessories primarily include the sale of headwear, bags and gloves.

Licensed Products

During 2013, our licensees offered socks, team uniforms, baby and kids apparel, eyewear and inflatable footballs and basketballs that feature performance advantages and functionality similar to our other product offerings.

Reasonable Country of Origin Inquiry
Under Armour performed an initial assessment and determined that certain of its products may contain conflict minerals.  Based on this assessment, in accordance with Section 1502 and Rule 13p-1, Under Armour performed a “reasonable country of origin inquiry” (an “RCOI”) to determine which of the products that were in its supply chain after January 1, 2013 in fact contain conflict minerals, and whether these minerals were sourced from the Democratic Republic of Congo or adjoining countries (the “Covered Countries”) or came from recycled or scrap sources.  As a result of the RCOI process, Under Armour has concluded in good faith that, during 2013, conflict minerals were necessary to the functionality or production of certain of its product offerings, components or subassemblies, are sourced from a global supply base, and the source of these minerals was unable to be determined due to insufficient visibility into their source of origin.

Due Diligence
In accordance with Rule 13p-1, Under Armour performed due diligence from June 2013 through May 2014 to determine the source and chain of custody necessary to determine conflict minerals in the Company’s product offerings. Under Armour designed its due diligence measures to conform in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas Second Edition (OECD 2012) (the “OECD Framework”) and related supplements for each of the conflict minerals. This process included building conflict minerals awareness across the supply base and surveying all suppliers that were known to or may have provided products containing metal and/or conflict minerals.
Under Armour occupies a “downstream” position in the supply chain and followed the principles outlined in the OECD Guidance for downstream companies with no direct relationships to smelters or refiners. In this context, “downstream” refers to the supply chain from smelters and refiners to wholesalers and retailers of products; it includes companies such as ours, as well as product and component manufacturers and retailers.
As a downstream purchaser, Under Armour’s due diligence cannot provide absolute assurance regarding the source and chain of custody of any conflict minerals in its products. Under Armour relies, to a large extent, on the information collected from its suppliers, which may be inaccurate or incomplete. A summary of Under Armour’s activities in line with the OECD framework are outlined below.

Step 1: Establish strong company management systems:

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Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas: The Company has adopted a formal policy that reflects Under Armour's desire to ensure only responsible sourcing of parts and products containing necessary conflict minerals.

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Structure internal management systems to support supply chain due diligence: Under Armour has established a governance model to oversee the implementation and ongoing management of its conflict minerals compliance program. The governance model consists of two groups: the Steering Committee, which is comprised of business leaders at the Company, and the Core Team, which is comprised primarily of key supply chain employees. The objective is to develop, document and maintain a governance structure which enables sustainable compliance and actively mitigates the risk of not meeting regulatory requirements.

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Establish a system of controls and transparency over the mineral supply chain: Under Armour will implement a process to evaluate parts and suppliers in the supply chain for potential conflict minerals risk. Supplier agreements will be updated to require suppliers and licensees to provide information on their use and source of conflict minerals. Under Armour will participate with industry associations to enhance transparency and traceability in the supply chain. Under Armour uses a standardized documentation format to capture key program decisions, processes, and procedures. Under Armour will maintain conflict minerals records for a period of five years.

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Strengthen company engagement with suppliers: Under Armour will communicate its policy regarding conflict minerals to all suppliers and provide those suppliers identified as “at-risk” with compliance training.

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Establish a company level grievance mechanism: Under Armour will provide a feedback mechanism on its website available to all interested parties to provide information or voice their concerns regarding the Company’s sourcing and use of conflict minerals in its products.

Step 2: Identify and assess risks in the supply chain:

•	Identify high risk parts and suppliers: Under Armour analyzed parts or products for conflict minerals and assessed the risks they contained conflict minerals from the affected areas.

•	Survey the suppliers: Under Armour required suppliers to complete a survey based on the Electronic Industry Citizen Coalition - Global e-Sustainability Initiative template.

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Collect responses: Under Armour conducted a review of supplier responses to determine that all required questions and sections of the supplier survey were completed and followed up with any supplier that did not complete all required questions.

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Review supplier responses: Under Armour reviewed survey responses, validated them for completeness and sufficiency and followed up with suppliers as necessary. Based on this review each survey was assigned a conflict minerals status code, which categorized the supplier into groups for internal reporting, supplier education and remediation purposes.

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Aggregate supplier survey responses: Under Armour reviewed aggregate supplier survey responses and reported key metrics to members of the Steering Committee and/or Core Team as part of the conflict minerals reporting process.

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Review and assess smelter information: Under Armour conducted a review of summary smelter information to determine if the smelter was certified as conflict free or presents a “red flag” as defined by the OECD Guidance. To make the determination of each smelter’s conflict status, Under Armour relied upon information provided by the Conflict Free Sourcing Initiative (“CFSI”). CFSI conducts a Conflict Free Smelter Program, in which it certifies smelters and refiners worldwide as being conflict free after confirming specific information including country of origin for 3TGs that the smelter/refiner may purchase for its operations. CFSI makes available to the public the list of smelters/refiners that have been certified by CFSI as conflict free.

Step 3: Design and implement a strategy to respond to identified risks:

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Report findings to designated senior management outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment: Under Armour will complete an OECD gap analysis and provide a summary of the identified risks and gaps to the Steering Committee with recommended action plans to reduce risks and close gaps.

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Devise and adopt a risk management plan: Under Armour is developing a risk mitigation plan with the goal of systematically reducing the extent of exposure to certain risk and the likelihood of its occurrence.

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Implement the risk management plan, monitor and track performance of risk mitigation, report back to designated senior management and consider suspending or discontinuing engagement with a supplier after failed attempts at mitigation: Under Armour is beginning to implement its risk management plan and monitoring its execution.

Unresponsive suppliers will be evaluated for corrective action that may include removal from the Company’s list of approved vendors.

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Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances: Additional fact finding, risk assessments, and changes in circumstances will take place as part of Under Armour's annual review of its conflict minerals compliance program.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices:

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In accordance with the OECD Guidance, Under Armour intends to participate in industry organizations or through other suitable means with industry efforts to appoint auditors and define the terms of the audit in line with the standards and processes set out in the OECD Guidance. Under Armour will seek to join or build partnerships with these industry organizations.

Step 5: Report annually on supply chain due diligence:

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Annually report or integrate, where practicable, into annual sustainability or corporate responsibility reports, additional information on due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas: Under Armour implemented a process to summarize, review, and approve compliance results and complete the Form Specialized Disclosure and the Conflict Minerals Report and timely file this report with the SEC.
The due diligence procedures described above resulted in the following assertions:

•	Under Armour is unable to determine and to describe all of the facilities used to process those conflict minerals necessary to the functionality or production of its products.

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Certain suppliers responding to Under Armour’s inquiries indicated in their responses that the information provided was at a company or divisional level and did not include a list of smelters; therefore, Under Armour was unable to determine their country of origin.

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Consistent with the OECD Guidance for downstream companies, Under Armour’s efforts to determine the mine or location of origin of necessary conflict minerals with the greatest possible specificity encompassed the due diligence measures described above. This included a review of whether the smelters reported to be in the supply chain of Under Armour’s direct suppliers were verified as compliant with the Conflict Free Smelter Program. The results of these due diligence measures were not conclusive.

Under Armour received the following results from its Reasonable Country of Origin Inquiry:
Initial Assessment and Survey:
Suppliers in scope of Conflict Minerals requirements:     119
Suppliers surveyed:     119
Responses received:     107
Supplier Responses:
No Conflict Minerals in materials provided to Under Armour:        72
Conflict Minerals do not originate from DRC or adjoining countries:    12
Conflict Minerals source is unknown:    23